EXHIBIT 10.5

FORM OF LETTER AGREEMENT
This Letter Agreement (this “Agreement”), dated as of [●], 2019, is by and between Dassault Systèmes SE, a societas Europaea (European company) organized under the laws of France (“Dassault Systèmes”), Dassault Systèmes Americas Corp., a Delaware corporation and wholly owned subsidiary of Dassault Systèmes (“DSAC”), Medidata Solutions, Inc., a Delaware corporation (the “Company”), and [●] (the “Executive”).
WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of [●], 2019, by and among the Company, Dassault Systèmes, DSAC and DS Acquisition 6 Corp, a Delaware corporation and a wholly owned subsidiary of DSAC (“Merger Sub” and, such agreement, the “Merger Agreement”), pursuant to which, effective as of the consummation of the transactions contemplated by the Merger Agreement (the “Transactions,” and the date on which the Transactions are consummated, the “Effective Date”), Merger Sub shall merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of DSAC;
WHEREAS, Executive and the Company are party to the [Amended and Restated] Executive Change in Control Agreement, dated as of [●] (the “CIC Agreement”); and
WHEREAS, in connection with the Transactions, Dassault Systèmes, DSAC, the Company and Executive (collectively, the “Parties”) desire to enter into this Agreement in order to continue Executive’s employment with Dassault Systèmes and its Affiliates (as defined below) following the Transactions, and Executive desires to remain in the employ of Dassault Systèmes and its Affiliates following the Transactions, subject to the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, and intending to be legally bound hereby, the Parties agree as follows:
1.    At-Will Employment; Certain Dassault Systèmes Policies.
(a)    Executive and Company agree and acknowledge that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, at the option of either the Company or Executive.
(b)    As a condition of continued employment on and following the Effective Date, Executive shall be required to sign and return the Dassault Systèmes Code of Business Conduct (the “3DS CBC”), the Dassault Systèmes Group Human Resources Data Privacy Policy, the Dassault Systèmes Anti-Corruption Policy and Dassault Systèmes Confidentiality Policy, which are hereby incorporated in this Agreement and are attached hereto as Exhibits A-D, respectively, no later than the Effective Date.
2.    Retention Award; CIC Agreement; Certain Acknowledgements.
(a)    Executive shall be eligible to receive a lump sum cash retention bonus equal to $[●], which will vest and become payable on the twelve month anniversary of the Effective Date (the “Vesting Date”), subject to Executive’s continued employment with the Company or one of its Affiliates through the Vesting Date (the “Retention Bonus”). To the extent earned, the Retention Bonus shall be paid to Executive no later than ten (10) business days after the Vesting Date. Notwithstanding the foregoing, if (i) Executive’s employment is terminated by the Company or an Affiliate thereof without Cause (as defined in the CIC Agreement) or Executive terminates employment with the Company or an Affiliate thereof for Good Reason (as defined in the CIC Agreement, as amended by Sections 2(c)-(d) of this Agreement), in either case, prior to the Vesting Date, and (ii) Executive timely executes and does not revoke the Executive Release (as defined below) in accordance with the terms of Section 7 (Release of Claims) and Section 16(d) (Compliance with Section 409A) of the CIC Agreement, then Executive shall receive the Retention Bonus at the same time as Executive’s cash severance benefit in the Protected Period (as defined below) is paid pursuant to the CIC Agreement.
(b)    The Parties acknowledge and agree that, during the period commencing on the Effective Date and ending on the first anniversary of the Effective Date (the “Protected Period”), Executive shall remain eligible to receive a severance benefit in accordance with the terms of the CIC Agreement. The release of claims contemplated by Sections 7 (Release of Claims) and 16(d) (Compliance with Section 409A) of the CIC Agreement (the “Release Condition”) is attached hereto as Exhibit E (the “Executive Release”).
(c)    Executive acknowledges and agrees that:
(1)     the following shall replace prong (1) of the definition of “Good Reason” in Section 2.10 of the CIC Agreement: “a material diminution by the Company or any of its Affiliates of Executive’s duties or responsibilities in a manner which is inconsistent with Executive’s position as [______] of the Company as a business unit of Dassault Systèmes (it being understood that (A) a change to Executive’s duties or responsibilities as a result of the Company no longer being a publicly-traded entity or Executive no longer reporting to or interacting with the Chief Executive Officer of the Company or the Boards of Directors of the Company or Dassault Systèmes is not Good Reason and (B) a change in Executive’s title from that of [______] or designation as an officer of the Company (which does not also result in a diminution in duties or responsibilities) shall not, by itself, constitute Good Reason so long as such change was initiated or approved solely by or solely at the direction of Tarek Sherif)”;
(2)    the following shall replace prong (3) of the definition of “Good Reason” in Section 2.10 of the CIC Agreement: “a reduction by Company or any of its Affiliates of Executive’s rate of salary or annual cash-based incentive opportunity or a breach by Company or any of its Affiliates of a material provision of the Letter Agreement, dated as of [●], 2019, by and between Dassault Systèmes, Dassault Systèmes Americas Corp., the Company and Executive (the “Letter Agreement”) or this Agreement (as amended by the Letter Agreement)”;
(3)     the CIC Agreement shall terminate and be of no further force or effect as of the day immediately following the first anniversary of the Effective Date except to the extent that, following the Protected Period, there are any unsatisfied obligations incurred as a result of Executive’s termination of employment by the Company without “Cause” or by Executive for “Good Reason” (each as defined in the CIC Agreement, as amended by Sections 2(c)-(d) of this Agreement) during the Protected Period;
(4)    for purposes of any equity- or equity-based award granted by the Company prior to the Effective Date and that is converted into a Dassault Systèmes restricted stock unit in accordance with the terms of the Merger Agreement (the “Converted Equity Awards”), Executive’s Converted Equity Awards shall vest upon a termination of employment by the Company without “Cause” or by the Executive for “Good Reason” (each as defined in the CIC Agreement, as amended by Sections 2(c)-(d) of this Agreement, or in the applicable Company equity plan or award agreement thereunder), in either case, during the period commencing on the Effective Date and ending on the second anniversary of the Effective Date, and, subject to the Release Condition, shall be settled as soon as administratively practicable following such termination of employment and, in any event, no later than March 15 of the year following the year in which such termination of employment occurs; and
(5)    notwithstanding any provision of the CIC Agreement to the contrary, the obligation of the Company or its Affiliates to provide severance benefits under the CIC Agreement is conditioned upon continued full performance of obligations under Section 3, Section 4 and Section 5 of this Agreement.
(d)    Executive acknowledges and agrees that the consummation of the Transaction and the changes to Executive’s authorities, duties, or responsibilities set forth in this Agreement shall not by itself constitute, or be deemed to constitute, a “good reason” under any plan or agreement entered into with or sponsored by the Company or any of its Affiliates which contain such terms or any substantially similar terms.
(e)    Executive acknowledges and agrees to the treatment of Executive’s equity- and equity-based awards in accordance with the terms of the Merger Agreement.
3.    Confidentiality.
(a)    For purposes of this Agreement, Confidential Information means any and all information of the Company or any of its Affiliates that is not generally available to the public, or that is obtained with any understanding, express or implied, that it shall not be disclosed. Confidential Information shall include, without limitation and in whatever form, information concerning the Company’s business and strategic plans and opportunities, finances and financial statements, identity of the customers, suppliers and vendors, prices and pricing policies, contract rights and obligations, trade secret, know-how, new products and service ideas and structures, employees and their compensation and benefit plans, policies and procedures, and other information regarding the Company’s business and affairs (collectively the “Confidential Information”). Confidential Information does not include information that enters the public domain, other than through a breach by Executive or any other Person (as defined below) of an obligation of confidentiality owed to the Company or any of its Affiliates. For purposes of this Agreement, (i) “Affiliates” shall mean one or more of the persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise; and (ii) “Person” means any individual, corporation, limited liability company, partnership, association, estate, trust or any other entity or organization, other than the Company or any of its Affiliates.
(b)    Executive acknowledges that the Company and its Affiliates continually develop Confidential Information; that Executive shall develop Confidential Information for the Company and/or its Affiliates; and that Executive shall learn of Confidential Information during the course of Executive’s employment. Executive shall comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, directly or indirectly, for Executive’s own benefit or for the benefit of others, other than as required by applicable law or for the proper performance of Executive’s duties and responsibilities to the Company and/or its Affiliates, any Confidential Information obtained or developed by Executive in connection with, incident to or as a result of Executive’s employment or other association with the Company or any of its Affiliates. Executive shall not make accessible to any Person any documents which may contain or be derived from Confidential Information, or assist any Person in so doing. Executive understands that this restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination.
(c)    Executive shall not disclose to the Company or any of its Affiliates, or use in connection with or as a result of Executive’s employment or other association with the Company or any of its Affiliates, or induce the Company or any of its Affiliates to use, any information or documentation obtained from any Person, in a manner that would breach any agreement or obligation owed by Executive or the Company or any of its Affiliates to that Person.
(d)    Executive agrees, upon request by the Company, to promptly return all Confidential Information which has been furnished to him and all copies thereof. Executive further agrees that Executive shall, upon request from the Company, destroy all material, notes and other work product in Executive’s possession and/or control related in any way to the Confidential Information.
4.    Intellectual Property Rights.
(a)    For purposes of this Agreement, “Intellectual Property” means the following items of intangible and tangible property:

(i)	Patents, whether in the form of utility patents or design patents and all pending applications for such patents;

(ii)	Trademarks, trade names, service marks, design, logos, and trade dress, whether or not registered, and all pending applications of registration of the same;

(iii)
Copyright or other works of authorship including documentation, specifications, preparatory works, flow-charts, programmer notes, updates, data, data bases, architecture of the code, software programs (in source and object formats), articles and publications, whether or not registered or registerable, and all pending applications for registration of the same;

(iv)
Inventions, improvements, research records, discoveries, developments, methods, processes, concepts and ideas, know-how, trade secrets, confidential information, product designs, engineering specifications and drawings, technical information, formulae, customer lists, supplier lists and market analyses; and

(v)	Semiconductor chip designs, whether or not registered as mask works or topographies.
(b)    To the extent permitted by applicable law, Executive hereby assigns, and agrees to assign by way of future assignment, to the Company full right, title and interest in and to all Intellectual Property conceived, made, created, developed or reduced to practice by him (whether alone or with others) during the term of Executive’s employment with the Company, which is in any way connected to the products or services of the Company or its Affiliates, including those products or services contemplated in a plan under consideration by the Company or its Affiliates, regardless of whether the Intellectual Property was made or acquired (i) during business hours, (ii) at the premises of the Company, (iii) with the assistance of material supplied by the Company or (iv) at the request of the Company (“Executive Intellectual Property”).
(c)    Executive hereby confirms that Executive has transferred in whole to the Company all of Executive’s rights, title and interest in any and all Intellectual Property conceived, made, created, developed or reduced to practice by Executive (whether alone or with others) while being employed by the Company which is currently being used or contemplated to be used by the Company on the date hereof.
(d)    In furtherance of the foregoing Sections 4(a) through 4(c), Executive agrees that all fruits of Executive’s work in connection with the business of the Company or its Affiliates, including all Executive Intellectual Property, shall be wholly-owned by the Company, and the Company shall be entitled to deal therewith as it desires and file the rights related to said Executive Intellectual Property in its name or in the name of its Affiliates. The duty of confidentiality in Section 4 shall also apply to any such rights related to Executive Intellectual Property.
(e)    Executive shall promptly and fully disclose all Executive Intellectual Property to the Company. Upon request, Executive shall execute any document and instrument required to vest in the Company or its Affiliates complete title and ownership of any Executive Intellectual Property. Executive shall, at the request of the Company, execute any necessary instrument to obtain legal protection in domestic and foreign countries for Executive Intellectual Property and for the purposes of enforcing rights related to Executive Intellectual Property, all at the Company’s expense and without any additional compensation of any kind to Executive. Executive irrevocably appoints the Company as Executive’s attorney-in-fact in Executive’s name and on Executive’s behalf to execute all documents and do all things required in order to give full effect to the provisions of this Section.
(f)    Intellectual Property of Others. Executive shall not use, disclose to the Company, or induce the Company to use, during Executive’s employment with the Company any Intellectual Property (i) belonging to any other Person, in breach of any contractual or legal obligation to such Person, and/or (ii) created prior to Executive employment relationship with the Company and/or its Affiliates for which Executive could claim a right.
5.    Non-Competition, Non-Solicitation & Non-Hiring.
(a)    Non-Competition. Executive agrees that during Executive’s employment with the Company and for the period of twelve (12) months following the date of termination of Executive’s employment (together with the period of Executive’s employment, the “Non-Competition Period”) Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of or in connection with any Person, whether as employee, owner, partner, investor, consultant, agent, manager, officer, director, co-venturer or in any other position of responsibility and/or influence, engage in any manner in any activity that is directly or indirectly competitive with the business of the Company or any of its Affiliates in the United States, Canada, France, Germany, United Kingdom, China, Korea, Singapore and Japan (the “Non-Competition Area”). Specifically, but without limiting the foregoing, Executive shall be considered to be competing with the Company and/or its Affiliates if Executive engages in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during Executive’s employment. Without limiting the generality of the foregoing, any business or entity that is involved in the design, development, distribution, license, sale and support of life-science-related applications, solutions or services (collectively the “Company Products and Services”), are considered competitors of the Company. Notwithstanding the foregoing provisions of this Section 5(a), Executive shall not be considered to be competing with the Company and/or its Affiliates with respect to any business of DSAC or its Affiliates (other than the Company) as to which Executive had no role or responsibilities and has not been in possession of Confidential Information.
For purposes of clarity, but without limiting the foregoing, the following companies engage in business activities that are in competition with the Company Products and Services and Executive agrees not to accept employment with these companies or their respective successors and assigns during the Non-Competition Period in the Non-Competition Area: Siemens PLM, PTC, Autodesk, SAP, Oracle, Microsoft, IBM, Alphabet, Salesforce, Parexel, BioClinica, CRF Health, YPrime, Kayentis, Veeva, IQVIA, ERT. Notwithstanding the foregoing, Executive shall not be prevented from accepting employment with Alphabet, Salesforce, IBM, Microsoft, Oracle, Siemens and SAP so long as Executive (i) is not directly or indirectly, in whole or in part, engaged in business activities that are competitive with the Company Products and Services, and (ii) does not directly or indirectly, in whole or in part, work for a business unit that is, directly or indirectly, competitive with the Company Products and Services.
For the avoidance of doubt, Executive shall be in breach of this Section if Executive engages in activities that compete with the Company or any of its Affiliates during the Non-Competition period in any of the specified geographical regions, even if Executive’s residence or place of work is not within one of the specified geographical regions. Notwithstanding the foregoing, Executive shall not be in default under this provision by virtue of holding, as passive investor only, not more than five per cent (5%) (including both shares held by Executive and those held by any Person acting jointly or in concert with Executive) of the issued and outstanding shares of a corporation, in competition with the business of the Company or any of its Affiliates, the shares of which are listed on a recognized stock exchange or an organized securities market; and provided further that Executive shall not be in default under this provision by virtue of holding, as passive investor only, not more than one per cent (1%) of the issued and outstanding shares of a corporation effecting venture capital investments in businesses in competition with the business of the Company or any of its Affiliates.
(b)    Non-Solicitation & Non-Hiring. Executive agrees that during the Non-Competition Period, Executive shall not, directly or through any other Person, (i) hire or attempt to hire, or solicit or try to solicit for employment or engagement, any employee or independent contractor of the Company or any of its Affiliates, (ii) encourage or induce, or attempt to encourage or induce, any employee or independent contractor of the Company or any of its Affiliates to discontinue his or her employment with, or services for, the Company or its Affiliates, as applicable, or use his or her services for any means other than for the benefit of the Company or its Affiliates, (iii) solicit, encourage or induce, or attempt to solicit, encourage or induce, any Covered Person of the Company or any of its Affiliates to terminate or diminish its relationship with the Company or any of its Affiliates, or (iv) seek to solicit, encourage or induce, or attempt to solicit, encourage or induce, any Covered Person to conduct with anyone else any business or activity that such Covered Person conducted, conducts or could conduct with the Company or any of its Affiliates.
For purposes of this Section 5(b), “Covered Person” means (x) any Person that is or was a customer, client, investor, vendor or supplier of the Company or any of its Affiliates, or (y) any prospective customer, client, vendor or supplier of the Company or its Affiliates.
(c)    Acknowledgments of Executive. Executive recognizes and agrees that Executive’s services are special and unique and that the level of compensation and the provisions herein for compensation and other benefits are partly in consideration of and conditioned upon Executive’s not competing with the Company or any of its Affiliates in violation of this Agreement, and that Executive’s covenant not to compete or solicit as set forth in this Section during and after employment is essential to protect the business and good will of the Company. Executive agrees that the Company and its Affiliates would suffer an irreparable injury if Executive were to breach any of the covenants contained in Section 3, Section 4 and Section 5 of the Agreement. Executive therefore agrees that the Company, in addition to any other remedies available to it, would by reason of such breach or threatened breach be entitled to preliminary and permanent injunctive relief in a court of appropriate jurisdiction without having to post bond, and Executive hereby stipulates to the entering of such injunctive relief prohibiting Executive from engaging in such breach. In signing this Agreement, Executive gives the Company assurance that Executive has carefully read, understood and considered all the terms and conditions of this Agreement, including the restraints imposed on Executive under this Section. Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, scope, length of time and geographic area. Executive and the Company further agree that, in the event that any provision of this Section 5 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, too great a range of activities or for any other reason, that such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of Executive’s obligations to that Subsidiary, as applicable, under this Agreement, including without limitation pursuant to this Section 5.
6.    Permitted Disclosures. Notwithstanding anything to the contrary in this Agreement, pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Notwithstanding anything to the contrary in this Agreement, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (I) files any document containing the trade secret under seal and (II) does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.
7.    Conflicting Agreements. Executive hereby represents and warrants that the signing of this Agreement and the performance of Executive’s obligations under it shall not breach or be in conflict with any other agreement to which Executive is a party or by which Executive is bound by and that Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of Executive’s obligations under this Agreement.
8.    Assignment. Neither Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without Executive’s consent to any firm, corporation or other business entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers, directly or indirectly, all or substantially all of its assets or business (the “Successor”). Any such Successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. Following the assignment of this Agreement to a Successor, the Company shall be released from its obligations hereunder and such Successor shall be liable for all of the Company’s obligations hereunder. This Agreement shall be binding upon and inure to the benefit of: (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive’s death; and (b) any Successor of the Company.
9.    Withholding. The Company shall be entitled to withhold, or cause to be withheld, any amount of federal, state, city taxes and/or other withholding amounts required by law with respect to payments made to Executive or requested by Executive in connection with Executive’s employment hereunder.
10.    Notices. All notices called for hereunder shall be in writing and shall be deemed effective: (a) when delivered personally; or (b) one (1) day after being sent by Federal Express or a similar nationally recognized commercial overnight courier service addressed to Executive or the Company as described in this Section; or (c) three (3) days after being sent by registered or certified mail, return receipt requested, prepaid and addressed to Executive at Executive’s last known address on the books of the Company, or, in the case of the Company, at its principal place of business, attention of the Chairman of the Board of the Company and copy to Dassault Systèmes, at 10, rue Marcel Dassault, 78 140 Vélizy-Villacoublay, France, attention Executive Vice President, Chief People and Information Officer, or to such other address as either party may designate by written notice to the other actually received.
11.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
12.    Entire Agreement. This Agreement, together with the CIC Agreement (as modified hereby), constitutes the entire agreement and understanding of the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous communications, offers, agreements and understandings, whether written or oral, as to the terms and conditions of Executive’s employment (collectively the “Prior Agreements”); provided, that Executive acknowledges and agrees that the Employee Confidentiality, Invention Assignment and Non-Competition Agreement, dated as of [●], by and between the Executive and the Company shall continue in accordance with its terms on and following the Effective Date. Executive acknowledges and agrees that this Agreement constitutes a modification of and supersedes Executive’s rights under the Prior Agreements and any other agreement between Executive and the Company, providing for severance, separation or retention payments or benefits or any other plan, program, policy or arrangement providing for such benefits and further acknowledges and agrees that, from and after the Effective Date, Executive shall not be entitled, whether under this Agreement or otherwise, to any compensation or benefits not described herein including, without limitation, any other payments or benefits to which Executive may be or become entitled to receive under any severance, termination, change in control or similar policy, plan, program, agreement or similar or related arrangements of any of the Company or its Affiliates. No supplement or modification to this Agreement shall be binding, and no breach shall be deemed to be waived, unless agreed to in writing by Executive, the Chairman of the Board of Directors of the Company and the Executive Vice President, Chief People & Information Officer of Dassault Systèmes. The Parties acknowledge and agree that Section 12 of the CIC Agreement (Legal Fees to Enforce Rights After a Change in Control) shall continue to apply to the terms and provisions of the CIC Agreement (as modified hereby).
13.    Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.
14.    Headings. The paragraph headings in this Agreement are for convenience and reference only and shall not be deemed to alter or affect the construction, interpretation or substance of any provisions hereof.
15.    Governing Law. This Agreement shall be governed and construed under the laws of the New York, without regard to the conflict of laws principles thereof.
16.    Arbitration.
(a)    Agreement. The Company and Executive agree that, with the exception of claims for injunctive or equitable relief arising under Section 3, 4 or 5 of this Agreement which shall be brought before a court of competent jurisdiction and claims arising under the CIC Agreement, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by binding arbitration to be held in New York, New York, or such other location agreed by the parties hereto, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitration shall be conducted by one (1) arbitrator who may grant any relief available under applicable law. Any award by arbitration pursuant to the terms of this Agreement shall contain findings of fact and conclusions of law and may be entered as a judgment and enforced by any court of competent jurisdiction. In reaching a decision, the arbitrator shall interpret, apply and be bound by the terms of this Agreement and all applicable Company manuals, rules, policies, procedures, and by all applicable federal, state or local laws. The arbitrator shall have no authority to add to, detract from change or modify any law, manual, rule policy or procedure in any respect. Nor shall the arbitrator have authority to consider or decide any matters which are the sole responsibility of the Company in the conduct of its business.
(b)    Waiver of Jury Trial. EXECUTIVE HAS READ AND UNDERSTOOD THE FOREGOING PROVISIONS CONCERNING ARBITRATION AND ACKNOWLEDGES THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT (EXCLUDING CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THE CIC AGREEMENT (AS AMENDED BY THIS AGREEMENT)), OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION HEREOF TO BINDING ARBITRATION TO THE EXTENT PERMITTED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP (SUBJECT TO LIMITED EXCEPTIONS DESCRIBED ABOVE), INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS: (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; LIBEL, AND DEFAMATION; (ii) ANY AND ALL CLAIMS FOR VIOLATIONS OF ANY FEDERAL, STATE, OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT, THE FAIR LABOR STANDARDS ACT; AND (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION. NOTWITHSTANDING THE FORGOING, THIS AGREEMENT SHALL NOT BE CONSTRUED TO REQUIRE ARBITRATION OF CLAIMS ARISING UNDER THE SARBANES-OXLEY ACT OR THE DODD FRANK ACT.
17.    Claims. Executive agrees that, so long as Executive is receiving all amounts due under this Agreement or any salary continuation, Executive shall not assert any claim of any type in any forum or before any tribunal pursuant to which Executive seeks to have declared unenforceable, in whole or in part, any of the restrictive covenants in Section 5 of this Agreement, or to limit their enforceability in any way.
18.    Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and Company during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement or any other arrangement between Executive and Company shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. Notwithstanding anything set forth herein to the contrary, to the extent that any severance amount payable under a plan or agreement that you may have a right or entitlement to as of the date of this Agreement constitutes deferred compensation under Section 409A, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.
19.    Condition Precedent. This Agreement shall become null and void in the event that (i) the Transactions are not consummated (and shall terminate upon the termination of the Merger Agreement); (ii) Executive’s employment does not continue with the Company through the Effective Date; or (iii) Executive does not execute and return the 3DS CBC, the Dassault Systèmes Group Human Resources Data Privacy Policy, the Dassault Systèmes Anti-Corruption Policy and the Dassault Systèmes Confidentiality Policy prior to the Effective Date.
[SIGNATURE PAGE FOLLOWS]

WHEREFORE, the Parties have executed this Agreement as of the date and year first above written.
DASSAULT SYSTÈMES SE:
By:

    Laurence Barthès

Its:    Executive Vice President, Chief People and Information Officer
DASSAULT SYSTÈMES AMERICAS CORP.:
By:
    Bruno Latchague
Its:    Chairman of the Board of Directors
MEDIDATA SOLUTIONS, INC.:
By:
    Tarek A. Sherif
Its:    Chairman and Chief Executive Officer
EXECUTIVE:
By:
    [●]

Cc.    Pascal Daloz,

    Dassault Systèmes EVP, Chief Financial Officer and Corporate Strategy Officer

1112